TWENTIETH AMENDMENT TO EMPLOYMENT AGREEMENT

This Twentieth Amendment to Employment Agreement is made and entered into as of November 18, 2011, by and between PriceSmart, Inc., a Delaware Corporation ("Employer") and John Hildebrandt ("Executive").

Recitals

A)	On June 1, 2001 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	Said Employment Agreement has been amended on nineteen prior occasions;

C)	Employer and Executive now desire to further amend the Employment Agreement, as set forth hereinbelow:

Agreement

1. Section 2.1 of the Agreement which provides:

2.1
Salary.  For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $256,020 during each year of the Employment Term.  Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective January 1, 2012, to provide as follows:

2.1
Salary.  For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $310,000 during each year of the Employment Term.  Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.	All other terms of the Employment Agreement, as amended, shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE                                                                                     EMPLOYER
PRICESMART, INC.

John Hildebrandt                                                                           By:

______________________                                                       Name:         Jose Luis Laparte

                            Its:           CEO and President